August 24, 2026

VIA E-MAIL

Mr. Eric W. Falkeis
c/o Tidal Trust II
234 West Florida Street, Suite 700
Milwaukee, Wisconsin 53204

Re:	Rule 485(b) Representation of Counsel

Dear Mr. Falkeis:

We are counsel to Tidal Trust II (the “Registrant”). You have asked us to review Post-Effective Amendment No. 730 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-264478 and 811-23793) (the “Amendment”) on behalf of Registrant’s series, Defiance Daily Target 2X Long ALAB ETF, Defiance Daily Target 2X Long APLD ETF, Defiance Daily Target 2X Long AVAV ETF, Defiance Daily Target 2X Long JOBY ETF, Defiance Daily Target 2X Long KTOS ETF, Defiance Daily Target 2X Long NBIS ETF, Defiance Daily Target 2X Long NVTS ETF, Defiance Daily Target 2X Long OSCR ETF, Defiance Daily Target 2X Long PONY ETF, Defiance Daily Target 2X Long RCAT ETF, Defiance Daily Target 2X Long AEO ETF, Defiance Daily Target 2X Long BLSH ETF, Defiance Daily Target 2X Long DASH ETF, Defiance Daily Target 2X Long MRNA ETF, Defiance Daily Target 2X Long RBRK ETF, Defiance Daily Target 2X Long ANET ETF, Defiance Daily Target 2X Long ARM ETF, Defiance Daily Target 2X Long UBER ETF, Defiance Daily Target 2X Long MSTR ETF, Defiance Daily Target 2X Long AVGO ETF, Defiance Daily Target 2X Long SMCI ETF, Defiance Daily Target 2X Long LLY ETF, Defiance Daily Target 2X Long NVO ETF and Defiance 2X Daily Long Pure Quantum ETF, which is being filed pursuant to paragraph (b)(1) of Rule 485 under the Securities Act of 1933, as amended.

Based on our limited review of the sections of the Amendment that you have indicated implement changes to the Registrant’s disclosures, we hereby represent our view that the Amendment does not contain disclosures that would render it ineligible to become effective under paragraph (b) of Rule 485.

Very truly yours,

/s/ Rachael L. Schwartz

Rachael L. Schwartz
for Sullivan & Worcester LLP